Exhibit (c)(5)
CONFIDENTIAL | June 2006 Project Beacon Transaction Committee Presentation Exhibit (c)(5)

Confidential Information Disclaimer The following pages contain material to be provided to the Transaction Committee of the Board of Directors of Beacon (the "Company") by Raymond James & Associates ("Raymond James") in our role as financial advisor to the Company in connection with a proposed transaction (a "Transaction"). The accompanying material was compiled or prepared on a confidential basis solely for the use of the Transaction Committee of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. Any estimates and projections contained herein have been prepared or adopted by the Company's management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Raymond James does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. This material was not prepared for use by readers not as familiar with the business and affairs of the Company as the Transaction Committee of the Board of Directors of the Company and, accordingly, neither the Company nor Raymond James nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Transaction Committee of the Board of Directors of the Company. Raymond James does not have any obligation to update or otherwise revise the accompanying materials.

Section 1 Process Review Section 2 Bid Comparison Section 3 Current Market Conditions Table of Contents

Section 1 Process Review

On October 22, 2004, Beacon engaged Raymond James to provide financial advisory services associated with a potential sale of the Company Evaluation of strategic alternatives became more active during December 2005 Due to a high degree of concern regarding confidentiality, the buyer list was limited to a select group of strategic and financial parties Indications of Interest were received from 5 parties at various times between December 2005 and May 2006 Non-disclosure agreements were entered into with 8 parties The 5 parties who signed the NDA and submitted initial indications of interest received access to a virtual dataroom of confidential information to assist them in their review of the opportunity All parties had the same level of access to information Data room access commenced on May 8, 2006 Revised bid packages were submitted on June 2, 2006 by two parties and on June 5, 2006 by an additional party Process Review Summary

Process Review Summary of Initial Indications of Interest Fortis Party Five* Fortress TAL Textainer Financial Financial Strategic Bid Range $15.50 - $16.00 $14.50 - $15.50 $15.00 - $16.00 $14.00 - $15.00 $16.00 Consideration Cash Cash Cash Cash or Stock Cash Financing Contingencies None None External Debt Required None New Bank Facility Required Due Diligence Requirements Legal & Accounting Only Customary Customary Customary Customary External Advisors None Noted None Noted None Noted None Noted Morrison & Foerster Other None Noted None Noted Assumes no legal liability $125M net debt Does not reflect legal liability relating to TOEMT No legal liability * The appearance of an asterisk denotes confidential information that has been omitted from the exhibit and filed separately with the Securities and Exchange Commission. Confidential treatment has been granted for such information pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information consists of the name of a party that indicated an interest in a transaction with the Company and its advisors. In the place of the n ame of such party, this exhibit uses the same alias as used in the Company's proxy statement filed concurrently with this Schedule 13E-3. * The appearance of an asterisk denotes confidential information that has been omitted from the exhibit and filed separately with the Securities and Exchange Commission. Confidential treatment has been granted for such information pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential informat ion consists of the name of a party that indicated an interest in a transaction with the Company and its advisors. In the place of the name of such party, this exhibit uses the same alias as used in the Company's proxy statement filed concurrently with this Schedule 13E-3. * The appearance of an asterisk denotes confidential information that has been omitted from the exhibit and filed separately with the Securities and Exchange Commission. Confidential treatment has been granted for such information pur suant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information consists of the name of a party that indicated an interest in a transaction with the Company and its advisors. In the place of the name of such party, this exhibit uses the same alias as used in the Company's proxy statement filed concurrently with this Schedule 13E-3. * The appearance of an asterisk denotes confidential information that has been omitted from the ex hibit and filed separately with the Securities and Exchange Commission. Confidential treatment has been granted for such information pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information consists of the name of a party that indicated an interest in a transaction with the Company and its advisors. In the place of the name of such party, this exhibit uses the same alias as used in the Company's proxy statement filed co ncurrently with this Schedule 13E-3.

Process Review Parties Invited into Second Round Initial Indication of Interest Revised Guidance Invited to Second Round Fortis $15.50 - $16.00 Unchanged ? Party Five* $14.50 - $15.50 $15.50 - $16.50 ? Fortress $15.00 - $16.00 Unchanged ? TAL $14.00 - $15.00 $16.00 ? Textainer $16.00 Unchanged ?

Five parties were deemed to have submitted competitive bids and invited into the second round The bidders were tightly grouped in terms of price Second round participants were provided: Access to a virtual data room Supplemental financial information in response to requests for additional information was posted to the virtual data room Further guidance on procedures for submission of final bids Draft of the Support Agreement for their review and comments Deadline for final round bids was set for June 2, 2006 Process Review Second Round Access

Section 2 Bid Comparison

Bid Comparison Summary of Final Proposals Party Five* Fortis Final Bid $16.77 $15.50 - $16.00 Consideration Cash Cash Financing Contingencies None None Due Diligence Requirements Confirmatory Confirmatory Timing to Sign 30-45 days 3-4 weeks Highest Level of Approval Board Endorsement [Provided Details] Preliminary Committee External Advisors [redacted]* [redacted]* [redacted]* Simpson Thacher Allen & Overy Luxembourg Fortis Securities Other Want Stephen N. Walker to enter into an agreement to tender his shares Comments provided on the Support Agreement Plan to retain current management and employees Currently own 300,000 Beacon shares Wants to explore support agreements with major shareholders Do not anticipate substantial comments to Support Agreement (marked draft not provided) Plan to retain current management and employees Note: Textainer passed with an indication that their valuation would only be $14.50 per share Fortress passed as well

Bid Comparison Summary of Final Proposals TAL Final Bid $15.00 Consideration Cash, Stock or a Mix Financing Contingencies Financing if Cash Consideration Due Diligence Requirements Confirmatory Timing to Sign 6 Weeks Highest Level of Approval Needs Board Approval External Advisors Jefferies & Company Other Plans to close many of the Beacon Offices Will keep some Beacon employees Based on 8.0 million fully-diluted shares

Bid Comparison Implied Valuation Multiples Revenue Multiple EBITDA Multiple Pre-Tax Income P/E Multiple Premiums Paid Final Price / TTM TTM TTM TTM Bidder Bid Book Q1 '06 CY '06E CY '07E Q1 '06 CY '06E CY '07E Q1 '06 CY '06E CY '07E Q1 '06 CY '06E CY '07E 1-Day 5-Day 30-Day Party Five* $16.77 1.7x 1.5x 1.4x 1.2x 6.5x 6.5x 5.4x 9.8x 10.3x 8.0x 10.9x 11.2x 8.9x 35.2% 37.0% 32.8% Fortis (1) $16.00 1.6x 1.4x 1.4x 1.1x 6.4x 6.3x 5.2x 9.3x 9.8x 7.6x 10.4x 10.7x 8.5x 29.0% 30.7% 26.7% Fortis (1) $15.50 1.5x 1.4x 1.3x 1.1x 6.2x 6.2x 5.1x 9.0x 9.5x 7.4x 10.1x 10.3x 8.2x 25.0% 26.6% 22.7% TAL $15.00 1.5x 1.4x 1.3x 1.1x 6.1x 6.1x 5.1x 8.7x 9.2x 7.2x 9.8x 10.0x 7.9x 21.0% 22.5% 18.8% Beacon (2) $81.2 $149.9 $158.2 $187.7 $33.8 $34.1 $41.0 $13.8 $13.1 $16.9 $1.54 $1.50 $1.89 $12.40 $12.24 $12.63 (1) Fortis proposals shown at both the high and low ends of the range (2) Beacon Revenue, EBITDA, and EPS estimates provided by Beacon management

Section 3 Current Market Conditions

Beacon Historical Price / Volume Graph Last 2 Years Data as of close on June 02, 2006 Price: $12.73 Current Market Conditions

Stock Price Histogram Last 2 Years Current Market Conditions

Comparable Company Analysis Current Market Conditions

Precedent M&A Transactions Selected Recent Container Transactions Current Market Conditions

Premiums Paid Analysis Selected Recent Transactions Current Market Conditions